Exhibit 10.16

August 7, 2017

Brad Bacon

10254 N. Kansas Avenue

Kansas City, MO 64155

Dear Brad,

We are pleased to offer you the position of Vice President - General Counsel & Corporate Secretary for Williams Scotsman, Inc.  In this capacity you will report to me and will be working from our Corporate headquarters at 901 S. Bond Street, Floor 6, Baltimore, MD 21231.  The details of the position are as follows:

TITLE:	Vice President - General Counsel & Corporate Secretary

START DATE:	August 28, 2017

SALARY:	$292,500 annualized ($11,250 bi- weekly base salary)

INCENTIVES:	You will be eligible for the Short-Term Incentive Plan at a target of 60%. The first-year eligibility will be pro-rated based on your month of hire.

You will also be eligible for a Long-Term Incentive Plan (LTIP) to be specifically defined at a later date. Your annual participation level will be equal to 60% of your base salary. In addition to the annual awards, you will receive an initial award, also equal to 60% of your base salary, paid as soon as the LTIP program is initiated.

You will also be eligible for a bonus equal to $30,000 of your base pay, to be paid on or before the first bi-weekly payroll process following your start date. This bonus is to be repaid in full to the Company should you resign from the Company or are released for cause prior to December 31, 2018.

AUTO:	You will be eligible for a monthly auto-allowance of $1250, less applicable taxes.

RELOCATION:	You will be provided with the Williams Scotsman Executive Relocation Package, subject to the terms on the attached Relocation Payment Agreement.

BENEFITS:	You will have the opportunity to use up to twenty-five (25) days of vacation time per calendar year with the amount pro-rated for the remainder of this year.

You will become eligible to participate in the Company’s comprehensive benefits program, which includes medical, dental and life insurance options on the first of the month following your date of hire.

Additionally, the Company offers a 401(k) Retirement Savings Plan in which you will be automatically enrolled.

SEVERANCE:

If your employment is terminated by the Company without cause, you will be eligible for one year base salary plus the value of accrued STIP.  You will also be eligible for continuation of health benefits for a period not to exceed one year from your termination date.  As soon as you are eligible for coverage under another employer’s plan, the health care continuation benefit will cease.

Our offer of employment at will is contingent upon the following:

1.              Your ability to satisfy all requirements of a pre-employment physical and/or drug-screening test prior to your first day of employment.

2.              Your ability to provide proper documentation to establish your identity and eligibility for employment as required under the Immigration Reform and Control Act of 1986.  On your first day you will need to bring the required I-9 documentation that you designated during your on-boarding session.

3.              If your job requires driving, a driving record report will be requested.  Your driving record must meet company standards for safe driving.

4.              You shall be required to authorize the Company to conduct a background check.  Employment is contingent upon satisfactory results from our background screen process.

5.              We require that all new hire forms are completed as outlined in our Onboarding process by the first day of employment.

6.              Please be advised that you will not be permitted to start work until the company has received satisfactory results of the background check, pre-employment drug screen and, as applicable, the driving record and pre-employment physical results.

7.              Your first ninety (90) days of employment is considered an orientation and training period during which time your performance is evaluated.

If any of these conditions are not met, this offer will be revoked.

By accepting this offer of employment, you agree that during your employment with the Company you will not use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom you have an obligation of confidentiality, unless the former employer or other person consents to such disclosure in writing.  You agree that in performing your duties you will only use information which is generally known and used by persons with training and experience similar to yours, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Williams Scotsman, Inc.

If you accept this job offer, then you are indicating your acceptance of and agreement with the terms of this offer letter.

We are very pleased to have you join Williams Scotsman, Inc., and look forward to working with you.  If you have any questions regarding this offer, please do not hesitate to call me.

Sincerely,

/s/ Bradley L. Soultz

Bradley L. Soultz
President & CEO

Employee Acceptance and Acknowledgement

I have read, understood, and accept this offer of employment at will, as set forth above.

Signature:	/s/ Bradley L. Bacon	Date:	August 15, 2017